EXHIBIT 10(gg)
Cheryl A. LaFleur
2 Lilac Circle
Wellesley, MA 02482
August 1, 2007
Dear Cheryl:
Services Agreement
In recognition of your years of service to National Grid USA (the “Company”) and its affiliates (together, the “Group”), we are pleased to propose the following arrangements. On your acceptance, this letter becomes your Services Agreement with the Company.
1 Contemplated Retirement
1.1	Retirement Date. Should you enroll in the National Grid 2007 Targeted Voluntary Early Retirement Offer for Eligible Non-Union Employees and associated National Grid USA Companies’ Executive Supplemental Retirement Plan VERO (together, the “VERO”), your “Early Retirement Date” will be established in accordance with the terms of the VERO. Your Early Retirement Date will be determined by the Chief Executive of National Grid plc based upon the business needs of the Company as required under the VERO terms, but will take into consideration your preferences to the extent consistent with business needs. If the Company determines that its business needs do not require your services through April 1, 2008, the Company shall, in addition to all other payments to which you are entitled hereunder, pay you a monthly consulting fee in the amount of $62,500, payable on the first business day of each month after the Early Retirement Date and continuing until (but not including) the earlier of (1) April 1, 2008 or (2) the date on which you commence employment with a new employer. The consulting arrangement may be extended by mutual written agreement of the parties.

1.2	Position and Authority. Until your Early Retirement Date or, in the event you choose not to enroll in the VERO or if the merger completion condition to the VERO is not satisfied and the Company does not waive such merger condition, the date as of which your employment with the Group terminates (whichever is applicable, being your “Termination Date”), you will have the authority and responsibilities that the Company’s Board of Directors or the President of the Company may reasonably assign to you from time to time, consistent with the authorities and responsibilities of a senior officer of the Company.

1.3	Performance. Until your Termination Date, you will devote substantially all of your business time, attention and efforts to your responsibilities and will use good faith and reasonable efforts to discharge your responsibilities to the best of your ability. However, you may serve on civic or charitable boards and manage personal investments so long as such activities do not individually or in the aggregate unreasonably interfere with your responsibilities under this Agreement. In addition, you are permitted to investigate and pursue other employment or business opportunities, to commence after the Termination Date, as long such activities do not unreasonably interfere with the performance of your duties hereunder. During the consulting period (if any), you agree to be available for special projects and other services reasonably requested by the Company, and you further agree to use reasonable good faith efforts to perform such services in a satisfactory manner and at the times reasonably requested by the Company. The Company may require you to perform duties for any other Group company whether for the whole or part of your working time and/or the Company may transfer your employment to any other Group company.

1.4	Your Termination and Resignation. Effective on the close of business on your Termination Date, you resign from all positions you hold with the Company, as well as from all other positions as an officer, director or employee of the Group. You cannot revoke this resignation and no other action is required for it to become effective.
2 Your Compensation and Benefits
2.1	Salary. Until your Termination Date, you will receive an annual base salary of $750,000 (your “Salary”). Your Salary will be paid in accordance with the normal payroll practices of the Company as they exist from time to time. For the avoidance of doubt, your Salary will be inclusive of any remuneration or fees which you are or become entitled to as an office holder in the Company or any Group company or any other company in which you become an office holder as part of or in connection with your duties under this Agreement.

2.2	Bonus. For the Company’s fiscal year ending March 31, 2008, you will be eligible to participate in the National Grid plc Annual Bonus Plan in accordance with the terms of the Plan. Your maximum bonus under the Plan for the fiscal year ending March 31, 2008 (your “2007-08 Bonus”) will be 150% of your Salary subject to the attainment of the performance criteria previously communicated to you. However, if you remain in the employ of the Company until the Early Retirement Date, the personal component of this performance criteria will be deemed satisfied and will be paid out at the applicable target level (which is an amount equal to 20% of Salary). In addition, if the Company determines that its business needs do not require your services and accordingly, terminates your employment prior to March 31, 2008, you shall receive a full fiscal 2007-2008 Bonus paid out at the applicable target level, within 30 days of the Termination

Date. Subject to the foregoing, your 2007-08 Bonus will be paid in accordance with the Company’s practice for senior executives.

2.3	VERO Benefits. Should you choose to enroll in the VERO and otherwise satisfy the VERO terms and conditions, you will receive enhanced retirement benefits in accordance with the terms of the VERO. In that regard, the “Severance Calculation Comparison Override” shall be calculated in accordance with the compensation and benefit factors and criteria set forth in attached Exhibit A, incorporated herein by reference. The minimum VERO benefit to which you are entitled is reflected in the “Severance Override Calculation” set forth in Exhibit A (i.e., $2,680,988), but the Company’s ability to deliver the benefit on a tax-qualified basis will be subject to applicable tax and ERISA laws. Accordingly, the “Qualified Plan VERO Summary” calculations in Attachment 1 to Exhibit A are not final or binding.

2.4	Incentive Plans. Subject to your remaining in the employ of the Company until your Early Retirement Date, the treatment of your outstanding awards under National Grid plc’s Executive Share Option Plan, Performance Share Plan and Deferred Share Plan (collectively, the “Incentive Plans” ) shall be as a “good leaver” (as defined in the applicable Incentive Plans) and otherwise in accordance with the terms of the applicable Incentive Plans.

2.5	Employee Benefit Plans. Until your Termination Date, you will continue to be eligible to participate in each of the Company’s employee benefit plans that provide medical, retirement and/or welfare arrangements in which you currently participate, subject to the terms of the applicable plans (as may be amended from time to time).

2.6	Vacation. Until your Termination Date, you will be eligible for paid annual vacation in accordance with the Company’s vacation policies as they exist from time to time.

2.7	Business Expenses. The Company will reimburse all reasonable business expenses, properly incurred by you in performing your duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require you to produce receipts or other documents as proof that you have incurred any expenses you claim. If you are provided with a credit or charge card by the Company, this must only be used for expenses which you incur in performing the duties of your employment.

2.8	Other Perquisites. Until your Termination Date, you will continue to be eligible for such other perquisites as you are currently eligible for, subject to Company policy from time to time.

2.9	Other Benefits. You continue to remain eligible for benefits under the terms of the Company’s Retiree Health and Life Insurance Plan to the extent you do not otherwise qualify for retiree health care benefits in accordance with the terms of the VERO. You also remain eligible for life insurance coverage in accordance with the terms of the Life Insurance Program for Executives. Further, you will be eligible to receive outplacement assistance up to a maximum of $30,000 through a vendor mutually agreeable to you and the Company (in addition to any outplacement assistance amount available under the VERO) should you wish to pursue new employment after your Termination Date. In addition, the Company will provide you with reimbursement for full executive financial services up to a maximum of $8000 per year in accordance with the Senior Executive AYCO package offered by the Company for two years following your Termination Date. Your expenses for such financial services shall be reimbursed within 45 days after submission by you, provided that such expenses are actually incurred and properly submitted for reimbursement by you within 90 days following the calendar year in which they were incurred. You shall also receive reimbursement of reasonable legal fees in connection with negotiating this Agreement up to a maximum of $20,000 (grossed up for applicable taxes) payable within ten business days of your execution of this Agreement.
3 Conditions to Payments and Benefits
3.1	Release Required. The Company will not be required to make any payment or provide any benefit not otherwise required outside the terms of this Agreement unless the Company (for itself and the other members of the Group) receives an effective release from you substantially in the form of Exhibit B.

3.2	Return of Property. On or prior to the effective date of termination of your employment, you agree to return to the Company all Group documents (whether in hard copy, soft copy or contained in a personal electronic device) and other materials (including office keys or access cards, company provided credit cards, laptop, etc.) that you have received or obtained from the Group during the course of your employment with the Company or that otherwise belong to the Group. You should not retain any hard or soft copies of any materials or other information that belongs to the Group.
4 Your Interests
4.1	During your employment, you will disclose promptly in writing to the Board all your interests (for example, shareholdings or directorships) in any business whether or not of a commercial or business nature except your interests in any Group company.

4.2	Subject to Section 4.3, during your employment you will not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by any Group company (except as a representative of the Company or with the written consent of the Board).

4.3	You may not hold or be interested in investments which amount to more than three per cent of the issued investments of any class of any one company, whether or not those investments are listed or quoted on any recognized Stock Exchange or dealt in on the Alternative Investments Market.
5 Confidentiality
5.1	Without prejudice to the common law duties which you owe to the Group, you agree that you will not, except in the proper performance of your duties, copy, use or disclose to any person any of the Group’s trade secrets or confidential information. This restriction will continue to apply after the date on which your employment terminates without limit in time but will not apply to trade secrets or confidential information which become public other than through unauthorized disclosure by you. You will use your best efforts to prevent the unauthorized copying, use or disclosure of such information.

5.2	For the purposes of this Agreement, trade secrets and confidential information include but will not be limited to technical data, know-how, information technology and know-how relating to the Group, customer lists, pricing information, information relating to the Group’s marketing and financial strategies, marketing materials, financial information and any other information concerning the affairs of the Group or the personnel of the Group which is for the time being confidential, which you are told is confidential or which by its nature is obviously confidential and whether such information is in written, oral, visual, electronic or any other form.

5.3	In the course of your employment you have obtained and are likely to obtain trade secrets and confidential information belonging or relating to other Group companies and other persons. You will treat such information as if it falls within the terms of Section 5.1 and Section 5.1 will apply with any necessary amendments to such information. If requested to do so by the Company you will enter into an agreement with other Group companies on the same terms as Section 5.1 with any amendments necessary to give effect to this provision.

5.4	Nothing in this Agreement should or will prevent you from raising any concerns in accordance with the provisions of the National Grid Standards of Ethical Business Conduct and the Requirement for Written Codes of Ethics for Employees (incorporating Whistleblowing Protection). In addition, to the extent that you have personal knowledge or information, you will promptly disclose to the Company’s Board of Directors full details of any wrongdoing by any employee of any Group company where that wrongdoing is material to that employee’s employment by the relevant Group company or to the interests or reputation of any Group company.
6 Intellectual Property
6.1	You must disclose immediately to the Company any discovery or invention, secret process or improvement in procedure made or discovered by you during your employment in connection with or in any way affecting or relating to the business of the Company or any Group company or capable of being used or adapted for use in or in connection with any such company (“Inventions”) which Inventions will belong to and be the absolute property of the Company or such other person, firm, company or organization as the Company may require.

6.2	If requested by the Board (whether during or after the Termination Date) you will at the expense of the Company apply or join in applying for letters patent or other similar protection in the United States, the United Kingdom or any other part of the world for all Inventions and will do everything reasonably necessary (including executing documents) for vesting letters patent or other similar protection when obtained and all right and title to and interest in all Inventions in the Company absolutely and as sole beneficial owner or in such other person, firm, company or organization as the Company may require.

6.3	You will (both during and after the termination of your employment) at the Company’s expense anywhere in the world and at any time promptly do everything (including executing documents) that may be reasonably required by the Board to defend or protect for the benefit of the Company all Inventions and the right and title of the Company to them.

6.4	The entire copyright and all similar rights (including future copyright, the right to register trade marks or service marks and the right to register designs and design rights) throughout the world in works of any description produced by you in the course of or in connection with your employment (“Works”) will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law including all renewals and extensions.

6.5	You will (both during and after the termination of your employment) at the Company’s request and expense anywhere in the world and at any time promptly do everything (including executing documents) that may reasonably be required by the Board to assure, define or protect the rights of the Company in all Works.

6.6	You will not make copies of any computer files belonging to any Group company or their service providers and will not introduce any of your own computer files into any computer used by any Group company in breach of any Group company policy, unless you have obtained the consent of the Board.

6.7	By entering into this Agreement you irrevocably appoint the Company to act on your behalf to execute any document and do anything in your name for the purpose of giving the Company (or its nominee) the full benefit of the provision of Section 6 or the Company’s entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this Section 6.7, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.
7 Your Continuing Obligations to the Group
7.1	In this Section:

“Prohibited Area” means the United States;

“Relevant Date” means the Termination Date;

“Restricted Period” means the later of August 1, 2008 or nine months following the Termination Date; and

“Significant Customer” means any party with respect to whom the Company or any Group company derives, or expects to derive, revenue which represents 1% or more of the revenue of the Group for the applicable fiscal year.

7.2	You have obtained and are likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers, clients and employees of the Group during the course of your employment. To protect these interests of the Company, you agree with the Company that you will be bound by the following covenants:
7.2.1	during the Restricted Period and within the Prohibited Area you will not be employed in, or carry on for your own account or for any other person, whether directly or indirectly, (or be a director of any company engaged in) any business which, by virtue of its location or otherwise, is or is about to be in competition with any business of the Company or any other Group company being carried on by such company at the Relevant Date provided you were concerned or involved with that business to a material extent at any time during the twelve months prior to the Relevant Date;

7.2.2	during the Restricted Period you will not (either on your own behalf or for or with any other person, whether directly or indirectly) canvass or solicit in competition with the Company or any other Group company or deal with or otherwise accept in competition with the Company or any Group company the business of any customer which is or is about to become a Significant Customer at the Relevant Date; and

7.2.3	during the Restricted Period you will not (either on your own behalf or for or with any other person, whether directly or indirectly), entice or try to entice away from the Company or any other Group company any person who was senior employee, director, officer, agent, senior consultant or senior associate of such a company at the Termination Date and who had been senior employee, director, officer, agent, senior consultant or senior associate at any time during the six months prior to the Relevant Date and with whom you had worked closely at any time during that period.
7.3	Each of the paragraphs contained in Section 7.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

7.4	Following the Termination Date, you will not represent yourself as being an employee, representative or agent of the Company or of any other Group company (except to the extent agreed by such a company).

7.5	Any benefit given or deemed to be given by you to any Group company under the terms of Section 7 is received and held on trust by the Company for the relevant Group company. You will enter into substantially similar restrictive covenants directly with other Group companies if asked to do so by the Company.

7.6	Any termination of your employment or of this Agreement (or breach of this Agreement by you or the Company) shall have no effect on the continuing operation of this Section 7.

7.7	The parties hereto acknowledge that the potential restrictions on your future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, you and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

7.8	The parties acknowledge that this Agreement would not have been entered into and the benefits described in Section 2 would not have been promised in the absence of your promises under this Section 7.

7.9	In the event that you materially breach Section 7.2.1, 7.2.2 or 7.2.3, the Company’s obligation to make or provide incremental payments or benefits under Section 2 shall cease. Prior to such cessation, however, the Company agrees to provide written notice to you, specifying the specific Section and the facts and circumstances forming the basis for such assertion of material breach, and providing you no less than 14 days to cease and desist from and/or cure such conduct.

7.10	Before you accept employment with any other person or entity while any of Section 7.2.1, 7.2.2 or 7.2.3 is in effect, you will provide the prospective employer with written notice of the provisions of this Section 7 and will deliver a copy of the notice to the Company.

7.11	You agree not to take any action that is intended to harm the Group or its reputation or which leads to unwanted or unfavorable publicity to the Group or make any public statement that disparages any member of the Group or any of their respective past or present officers or directors. Similarly, the Company shall not authorize the making of, and the Company shall use all reasonable efforts to cause the members of its Board and senior executives not to make, any public statement that would lead to unwanted or unfavorable publicity for you or make any public statement that would disparage you. Notwithstanding the foregoing, nothing in this Agreement shall preclude you or the Company from making truthful statements that are required by applicable law, regulation or legal process. The Company further agrees that it will not, without first giving you a reasonable opportunity for review and comment, issue a press release regarding your departure until after the Termination Date and that the terms of such press release will not contain statements that are intended to damage your business or personal reputation.

7.12	Until the later of your Termination Date or the end of any consulting arrangement which you have with the Company, you will take all actions the Group may reasonably request to maintain for the Group the business, goodwill and business relationships with any clients. In addition, at all times after the date of this Agreement (1) you will make yourself reasonably available and cooperate with reasonable requests from the Group for information concerning any business or legal matters involving facts or events relating to the Group that may be within your knowledge and (2) you will cooperate with reasonable requests by the Group in connection with any litigation, regulatory proceeding or investigation that may be brought by or against any member of the Group. The Company will pay or reimburse any reasonable expenses you incur as a result of complying with this Section 7.12.

7.13	To the extent a third party (which is not a Group company) institutes any action, suit or proceeding against you in your capacity as an employee, consultant or independent contractor of the Company, the Company agrees to indemnify and defend you and hold you harmless to the fullest extent permitted by law against and in respect to any and all judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company before and after the Termination Date in accordance with this Agreement. However, you must promptly notify the Company of any such action, suit or proceeding, and submit to and cooperate with any reasonable procedures that the Company establishes in connection with the defense of such action, suit or proceeding and/or to avoid duplication of expenses or costs in connection with such defense. Notwithstanding the foregoing, you shall not be indemnified for actions arising from or relating to your bad faith, gross negligence or gross misconduct. The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the Termination Date in substantially the same amount and on substantially the same terms as the Company covers other similarly situated officers and directors.

7.14	Executive Supplemental Retirement Plan. The parties agree that the National Grid USA Companies’ Executive Supplemental Retirement Plan (“ESRP”) shall be amended by the Company in good-faith and only to the extent necessary to bring your pre-409A grandfathered benefit under the ESRP into compliance with Section 409A of the Code and eliminate the non-compete covenant set forth in Section 6.01 of the ESRP with respect to you. You fully understand that such amendment shall include the elimination of any current or future right you may have or would ever have to receive a lump sum distribution pursuant to Section 5.02 of the ESRP, and any additional amendments that are required to bring your pre-409A grandfathered benefit into compliance with Section 409A which are disclosed and agreed upon by you in advance of such amendment. You acknowledge that the Company has not had an opportunity to consider the extent or impact of the changes required in order to make the ESRP compliant with Section 409A and that no representations have been made by the Company in that regard. You agree that if the parties are not able to come to an agreement on the ESRP amendments in their totality on or prior to December 31, 2007, none of the changes contemplated by this Section 7.14 will go forward. (For the avoidance of doubt, the restrictive covenants in Section 7.2 of this Agreement are separate and independent of the ESRP and continue in full force and effect in accordance with the terms thereof.)
8 Successors.
8.1	Payments on Your Death. Any amounts that become payable under this Agreement after you die will be paid to your estate. For the avoidance of doubt, any amounts that become payable under any other plan, program or arrangement after you die will be paid in accordance with your valid beneficiary designation instructions under such plan, program or arrangement.

8.2	Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 8.2, whether voluntary or involuntary, will be void.
9 Disputes
9.1	Mandatory Arbitration. Subject to the provisions of this Section 9, any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Section 5 and 7) or any aspect of your employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in the Commonwealth of Massachusetts administered by the American Arbitration Association (the “AAA”) under its Employment Arbitration Rules then in effect. However, the AAA’s Employment Arbitration Rules will be modified in the following ways: (i) the award must not be a compromise but must be the adoption of the submission by one of the parties, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them to the same extent as the information is required to be kept confidential under Section 6, (iii) there will be no authority to award punitive damages (and you and the Company agree not to request any such award), (iv) the optional Rules for Emergency Measures of Protections will apply, (v) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 10.8 (and you and the Company agree not to request any such amendment or modification), (vi) an award must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs and (vii) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of the notice of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be experienced in employment matters).

9.2	Injunctions and Enforcement of Arbitration Awards. You or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the Commonwealth of Massachusetts to enforce any arbitration award under Section 9.1. Also, the Company may bring such an action or proceeding, in addition to its rights under Sections 5 or 7 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 5 or 7. You agree that (i) violating any part of Sections 5 or 7 would cause damage to the Group that cannot be measured or repaired, (ii) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Sections 5 or 7, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Sections 5 or 7 would be difficult to calculate and that remedies at law would be inadequate.

9.3	Jurisdiction and Choice of Forum. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the Commonwealth of Massachusetts over any Employment Matter that is not otherwise arbitrated or resolved according to Section 9.1. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Company (i) acknowledge that the forum stated in this Section 9.3 has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 9.3 in the forum stated in this Section 9.3, (iii) agree not to commence any such action or proceeding in any forum other than the stated in this Section 9.3 and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 9.1 and this Section 9.3.

9.4	Waiver of Jury Trial. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

9.5	This Agreement is governed by and will be interpreted in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and performed in Massachusetts, excluding application of its conflict of laws principles.
10 General Provisions.
10.1	Construction.
10.1.1	References to (A) Sections are to Sections of this Agreement unless otherwise stated and (B) any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time,

10.1.2	The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

10.1.3	Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

10.1.4	It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

10.2	Taxes, Withholding and Section 409A. Subject to Section 10.3, you and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation. If the Company reasonably determines that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and that, as a result of such status, any portion of the payments under this Agreement (without regard to any other plan of deferred compensation) would be subject to additional or accelerated taxation, the Company will delay paying such portion of the payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay. If it is reasonably determined that any amount payable hereunder or the manner of administration of this Agreement would fail to satisfy a material requirement of Section 409A and thereby trigger the additional tax and/or penalties or interest imposed by Section 409A, this Agreement shall be administered, modified, and/or amended (to the extent permitted by Section 409A to bring it into compliance with Section 409A and avoid such additional tax and/or penalties or interest).

10.3	Independent Contractor Status during any Consulting Period. During any consulting period, you agree that you are performing the consulting services as an independent contractor and not as an employee of any member of the Group. You will be responsible for all taxes and other non-reimbursable expenses attributable to the rendition of your consulting services. During any consulting period, the Company anticipates that the level of your services that would be required under this Agreement will not exceed 20% of the average level of services performed by you during the immediately preceding 36-month period.

10.4	Prior Agreement. If you enroll in the VERO and the VERO becomes operational, this Agreement will supersede your Agreement with New England Electric System, dated March 1, 1998, as amended (your “Prior Employment Agreement”) and any other severance plan or similar rights you may have with the Group. For the avoidance of doubt, under such circumstance your Prior Employment Agreement will automatically terminate and no party will have any further liability under it. However, in the event (1) you do not enroll in the VERO or (2) you enroll in the VERO but the VERO terms do not become operable relative to your participation either because the KeySpan merger completion condition is not met, or the said condition is not waived in a manner that makes you eligible for VERO benefits, the terms of the Prior Employment Agreement will survive unless and until it terminates or expires in accordance with its provisions. In the event the Prior Employment Agreement survives and your employment terminates under circumstances that entitle you to payment under Prior Employment Agreement terms, this Agreement will not provide any payments or benefits that are duplicative to those provided under the Prior Employment Agreement.

10.5	Entire Agreement. This Agreement is the entire agreement between you, on the one hand, and the Company, on the other hand, with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

10.6	Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section(s) 5, 6, or 7 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

10.7	Notices. All notices, requests, demands, waivers and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 10.7):

If to you, to the address on the first page of this Agreement with a copy to:
H. James Hartley, Esq.
Shilepsky O’Connell Casey Hartley Michon Yelen LLP
225 Franklin Street
Boston, MA 02210
Fax:            617 447 2800
If to the Company or any other member of the Group, to:
National Grid plc
1-3 Strand
London WC2N 5EH
Attention:     Group HR Director
Fax:            011 44 20 7004 3153
10.8	Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

10.9	Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

10.10	Third Party Beneficiaries. Subject to Section 9, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you, the Company and your and the Company’s permitted successors and assigns.

US IRS Circular 230 Disclosure:
To ensure compliance with requirements imposed by the IRS, we inform you that any US tax advice contained in the foregoing Services Agreement (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the US Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed therein.
If this Agreement properly sets forth our understanding, please sign both copies of this Agreement, keep one copy for your records and return one to us.
Very truly yours,
NATIONAL GRID USA

By	/S/ Colin Buck	Date:	August 1, 2007

Name: Colin Buck
Title: CFO

Accepted and Agreed:

/S/ Cheryl A. LaFleur	Date:	August 1, 2007
Cheryl A. LaFleur

EXHIBIT A
Severance Override Calculation

Assumptions:
Base Pay	$750,000

Bonus at 75%	562,500

Total Pay	$1,312,500

Two Times Total Pay	$2,625,000

Outplacement allowance	30,000

Health Care continuation	25,988

Grand Total	$2,680,988
Attachment 1 — Non-Qualified VERO Lump Sum Calculation Insert For Cheryl A. LaFleur dated 8/01/2007

8/1/2007	Non-Qualified VERO Lump Sum Calculation Insert prepared for: Additional Benefit as of 10/1/2007	CHERYL A LAFLEUR	Revised to reflect inclusion of adder in pension calcs Revised to reflect updated severance pay calculation - 2 x base @ $750k plus bonus at 75% of base pay

	Qualified/Non-Qualified	Qualified	Non-Qualified
	Total	Plan	Incremental
	VERO Summary	VERO Summary	Lump Sum Amount

Enhancement A
Base Pay	$750,000.00	$225,000.00

Years of Service	22	22

a. 7% of Annual Base Pay x Pension Service	$1,155,000.00	$346,500.00
b. 2 x Annual Base Pay	$1,500,000.00	$450,000.00
c. Lump Sum Benefit ( max. allowable)	$1,155,000.00	$346,500.00	$808,500.00

Enhancement B
Annual Benefit @ Benefit Commencement Date (BCD)	$296,677.23	$80,207.40
Monthly Benefit @ Benefit Commencement Date (BCD)	$24,723.10	$6,683.95
Normal Early Reduction Factor	89.17%	33.30%
Reduced Monthly Benefit @ BCD	$22,044.77	$2,225.76

Enhanced Early Reduction Factor	89.17%	79.20%

Enhanced Monthly Benefit @ BCD	$22,044.77	$5,293.69

Difference	$—	$3,067.93

Lump Sum Factor	184.776	184.776

Lump Sum Value for Enh. B	$—	$566,880.40	$(566,880.40)

Enhancement C
Lump Sum Value for Enh C.	$88,824.00	$88,824.00	$—

Retirement Plan Values — Pre Section 415 Limits
VERO Lump Sum Values	$1,243,824.00	$1,002,204.40	$241,619.60
Underlying plan Annuities	$22,044.77	$3,956.44 *	$18,088.33
Lump Sum Factor	184.776	184.776	184.776
Underlying Annuity Lump Sum Value	$4,073,345.32	$731,055.16	$3,342,290.16
Total Lump Sum Value	$5,317,169.32	$1,733,259.55	$3,583,909.76

Retirement Plan Values — Post Section 415 Limits
VERO Lump Sum Values	$1,243,824.00	$1,002,204.40	$241,619.60
Underlying plan Annuities	$22,044.77	$2,316.12 *	$19,728.65
Lump Sum Factor	184.776	184.776	184.776
Underlying Annuity Lump Sum Value	$4,073,345.32	$427,963.39	$3,645,381.93
Total Lump Sum Value — Prior to Executive Severance Adjustment	$5,317,169.32	$1,430,167.79	$3,887,001.53
Executive Severance Increment (see below)			$1,437,164.00
Grand Total Combined Retirement Income Lump Sum Value	$6,754,333.32	$1,430,167.79	$5,324,165.53

		ESRP Annuity Calc

ICP Severance Comparison Override:		Regular	$18,088.33
Executive Severance Estimate	$2,680,988.00	Adjust for Qual VERO	$(3,067.93)
Total VERO Lump Sum Value	$1,243,824.00	Adjust for 415 Limit	$1,640.32
Excess of Executive Severance over VERO	$1,437,164.00	Net ESRPStraight Life	$16,660.72

*	Difference of $1,640.32 is the equivalent of the $303,091.77 lump sum shown at the bottom of the Payment Options Display Form and is payable only as an additional annuity from the Executive Supplemental Retirement Plan.

EXHIBIT B
Form of Release
RELEASE AND WAIVER AGREEMENT
Dated as of
This Release and Waiver Agreement (hereinafter “Agreement”) between Cheryl A. LaFleur (“Executive”), and National Grid USA (“National Grid” and, collectively with its affiliates, the “Group”) is reached in settlement of any and all disputes between Executive and the Group.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:
1.	Executive’s employment with the Group terminated as of [DATE] (the “Termination Date”).

2.	Except as set forth in Section 4 below, Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever any and all actions, causes of action, claims, allegations or rights (collectively, “Claims”) she (or her heirs, executors, administrators, successors, assigns and legal representatives) may have or may yet have against National Grid plc, National Grid USA and their respective affiliates, subsidiaries, successors, assigns, and its and their current and former officers, directors, trustees, agents, representatives, attorneys, fiduciaries, managers and employees (the “Released Parties”), whether known or unknown, based upon any matter, cause or thing occurring at any time before and including the Effective Date.

3.	Subject to Section 4 below, Section 2 above includes, but is not limited to, (1) all Claims under federal, state or local law or the national or local law of any other country (statutory or decisional) for breach of contract, for tort, for wrongful or abusive or unfair discharge or dismissal, for impairment of economic opportunity or for defamation, for intentional infliction of emotional distress, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (2) Claims for compensation, bonuses or benefits; (3) Claims under any service agreement, severance program, compensation or benefit plan or arrangement maintained by the Group; (4) Claims for sexual harassment; (4) Claims related to whistleblowing; (5) Claims for punitive or exemplary damages; (6) Claims for violations of any of the following laws (as amended): the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, age, and all employment discrimination claims arising under the Massachusetts Civil Rights Act, Mass. Gen. Laws Ch. 12, sections 11H and 11I, the Massachusetts Fair Employment Practices Act, and Mass. Gen. Laws Ch. 151B, section 1 et. seq., the Massachusetts Equal Rights Act, Mass. Gen.

Laws Ch. 93, section 102 and Mass. Gen. Laws Ch. 214, section 1C, the Law Against Discrimination, N.H. Rev. Stat. Ann. 31-354-A: 1 et. seq., the Fair Employment Practices Act, R.I. Gen. Laws section 28-5-1 et. seq., the Civil Rights of Individuals with Disabilities Act, R.I. Gen. Laws section 42-87-1 et. seq., the New York Labor Law, the New York Human Rights Law and similar state statutes (7) Claims for violations of any other applicable employment statute or law. In addition, the Executive waives any and all rights under the laws of any jurisdiction in the United States, England and Wales, the European Union or any other country, that limit a general release to those Claims that are known or suspected to exist in her favor as of the date of this Agreement.

4.	Executive does not release the following Claims: Claims that arise after the Effective Date of this Agreement (but any Claims for acts or omissions that occurred before the Effective Date are released); Claims to enforce National Grid’s obligations under the Services Agreement dated August 1, 2007; Claims to outstanding awards in accordance with the terms of the Incentive Plans; Claims to vested benefits in accordance with the terms of the VERO (as defined under the Services Agreement); and Claims to vested benefits in accordance with the terms of National Grid’s retirement and welfare and benefit plans.

5.	Executive represents and warrants that as of the date of her execution of this Agreement she has no actual knowledge of any violation by herself or the Group of any applicable law or regulation or threatened litigation against the Group, that in either case (whether individually or in the aggregate) would be reasonably likely to have a material adverse effect upon the business or reputation of the Group and that is not known by a member of the board of directors, senior executive or in-house legal counsel of the Group. Executive represents and warrants that she has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party, that she has not assigned, pledged, or hypothecated any Claim to any person and that no other person has an interest in the Claims that she is releasing in this Agreement. Executive agrees that if any person or entity files or causes to be filed any civil action, suit, arbitration or other legal proceeding seeking equitable or monetary relief concerning any Claim released in this Agreement, she will not seek or accept any personal relief from or as a result of the action, suit, arbitration or proceeding. For the avoidance of doubt, this Agreement is not intended to restrict Executive’s right to participate in an Equal Employment Opportunity Commission investigation or proceeding, but Executive hereby waives any and all rights to monetary damages in connection with any such investigation or proceeding.

6.	This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts between Massachusetts residents made and to be performed in Massachusetts.

7.	The provisions of Section 9 of the Services Agreement shall apply to any and all disputes, Claims, or controversies relating to or arising out of this Agreement.

8.	Executive represents and warrants that: (i) she has read and, following consultation with counsel, fully understands the terms of this Agreement and that the payments, benefits, and covenants described in the Services Agreement constitute sufficient consideration for this Agreement; (ii) she has the requisite power and authority to enter into this Agreement; (iii) her signature is binding on her and on her successors, assigns, and any other person claiming rights on her behalf; and (iv) that she was given a period of not fewer than 21 days to consider the terms of the Agreement and to consult with an attorney of her choice with respect thereto. Her signature below indicates that she entered into the Agreement freely, knowingly and voluntarily with a full understanding of its terms and the resultant waiver and release of all Claims she may have against National Grid, and that the waiver and release creates a total and unlimited release of all Claims, whether known or unknown, that she may have against National Grid existing as of the date of the Agreement, except as set forth in Section 4, of the Agreement. Executive further acknowledges that she has not relied on any representations or statements not set forth in the Agreement.

9.	It is understood and agreed that this Agreement does not constitute and is not to be inferred or construed as an admission (express or implied) by National Grid of any violation of any legal, equitable or contractual obligation owed to Executive.

10.	Executive and National Grid agree that neither of them shall disclose the existence or terms of this Agreement to any person or entity other than the parties’ counsel, auditors, accountants, insurers, financial advisors, family members; or as required by law, the applicable rules (including listing rules) of any stock exchange on which the Group’s shares are traded, if necessary or appropriate in the context of the Group’s investor relations or the applicable rules of any governmental authority or regulatory body; or as necessary to administer or enforce this Agreement. It is Executive and National Grid’s intention that this Agreement not be construed more strictly with regard to either party. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

11.	This Agreement may be revoked by Executive within the 7-day period commencing on the date that she signs this Agreement (the “Revocation Period”). In the event of such revocation by Executive, all obligations of the parties under this Agreement shall terminate and be other no further effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is signed and in writing and received by National Grid prior to the expiration of the Revocation Period. The “Effective Date” shall be the next business day following the expiration of the Revocation Period.
[Signature Page Follows]

US IRS Circular 230 Disclosure:
To ensure compliance with requirements imposed by the IRS, we inform you that any US tax advice contained in the foregoing Services Agreement (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the US Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed therein.
By signing the Agreement below, the parties indicated hereunder agree to and accept the provisions contained herein.
Dated: ________ ___, 200___

Cheryl A. LaFleur

NATIONAL GRID USA

By:

Name:
Title: